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                                                                    Exhibit 23.1




                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of Oxford Health Plans, Inc. for the registration of 22,530,000 shares of its common stock, 277,629.156 shares of Series D Cumulative Preferred Stock, 132,808.070 shares of Series E Cumulative Preferred Stock, 15,800,000 Series A Warrants and 6,730,000 Series B Warrants and to the incorporation by reference therein of our report dated March 9, 1999, with respect to the consolidated financial statements and schedules of Oxford Health Plans, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP

Stamford, Connecticut
April 30, 1999